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                                                                   EXHIBIT 10.12

                              MEDICALCONTROLINC.

September 29, 1994


David C. Bramer
President & CEO
Diversified Group Administrators, Inc.
311 South Central Avenue
Canonsburg, Pennsylvania 15317


Dear Dave:

This letter of understanding will serve as a replacement for the employment contract effective August 15, 1994. By using this letter of understanding, it is our mutual intent to succinctly summarize the terms and conditions of your employment with Diversified Group Administrators, Inc., (DGA) a wholly-owned subsidiary of MedicalControl.

Base Salary - $150,000
-----------

Incentive Bonus - DGA may pay an annual discretionary bonus in an amount
---------------
determined by the Board of Directors

Contingent Stock Bonus - The parent corporation, MedicalControl, Inc. agrees to
----------------------
grant a stock bonus in shares of common stock each calendar year in which the gross fee income for DGA exceeds the greater of $4,000,000 or the gross fee income for the prior year calculated as follows:

          Stock Bonus =   5% (A-B)
                          --------
                             C

Where A equals gross fee income for DGA for the calendar year as determined by MedicalControl's independent accountants in connection with their annual audit, where B equals the greater of $4,000,000 or the gross fee income for the prior year, and where C equals the fair market value of a share of MedicalControl Common Stock as determined on the last business day of the calendar year. The number of shares constituting the Stock Bonus will be rounded down to the nearest whole number. The Stock Bonus shares will not be registered.

Employment Benefits - You will receive sick leave and disability benefits. DGA,
-------------------
at its expense, shall provide you with a disability policy which shall pay you $5000 per month until the earlier of you attaining the age of 65 years, your death, your recovery to the extent you are no longer disabled.
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DGA will also provide you with a life insurance policy in the amount of
$200,000. DGA may, at its own expense, obtain a key man life insurance policy. DGA will provide you with group health and dental insurance coverage.

Vacation - You will be entitled to paid vacation of 20 business days each year.
--------

Automobile - DGA will provide you with an automobile not in excess of four years
----------
old which you may select whose cost may not exceed $30,000. DGA will also reimburse you for normal operation and maintenance.

Club Membership - DGA will reimburse you for up to $1000 each calendar month to
---------------
defray the cost of your memberships, provided however DGA shall have no obligation to reimburse you for more than $6000 in any calendar year.

Protective Covenants - You acknowledge that proprietary information and trade
--------------------
secrets are the sole property of the company and MedicalControl.

Restriction on Soliciting Clients and Non-Compete - If we terminate you, with
-------------------------------------------------
the exception of termination for cause due to fraud, embezzlement or conviction of a felony, we will pay you six months severance to be paid monthly. If you resign, you may not engage, participate, solicit or take away any clients of the company for a period of 12 months.

If you have any questions, please contact me.


Sincerely, MedicalControl, Inc.


/s/ A.J. Rosmarin
------------------------------
By:  A. J. Rosmarin
     Executive Vice President
     Chief Operating Officer

Agreed to:


/s/ David C. Bramer                         10/3/94
------------------------------       ------------------------------
David C.Bramer                       Date:

cc:  Ward Hunt
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                              MEDICALCONTROLINC.



September 2, 1994


Dan Riston
Diversified Group Administrators, Inc.
311 S. Central Avenue
Canonsburg, Pennsylvania 15317


Dear Dan:

Following is a summary of your terms of employment, taking into consideration input from you, Dave Bramer and our meeting at DGA on Friday, August 12. Our goal is to succinctly acknowledge the major points without exhaustive legal language. We understand previous representations made to you were unfulfilled. Our commitment is to set the foundation via this letter for a mutually rewarding long term relationship.

We know the scope of your duties and are very comfortable the financial position of DGA will be maintained suitable to MedicalControl's standards. We are also cognizant that you have been preparing tax returns for many years for outsiders, and understand that it will not interfere with your duties.

DGA shall pay you for services rendered as follows:

Base Salary - $65,000
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Incentive Bonus - If After Tax Income is between 1% but less than 8% of the
---------------
total revenue for the taxable year, a cash incentive bonus of $2500 will be paid. If the After Tax Income is 8% or more of the total revenue for the taxable-year, a $1000 bonus after the net taxable income of the company is determined in connection with the annual outside audit of the financial statements of MedicalControl.

A contingent stock bonus payable in shares of common stock of MedicalControl will be paid when the After Tax Income exceeds 10% of the total revenue:
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
                                      Cumulative Stock Bonus
After Tax Income of Company                  Shares
---------------------------           ----------------------
10% but less than 11%                      200 shares
11% but less than 12%                      400 shares
12% but less than 13%                      600 shares
13% but less than 14%                      800 shares
14% but less than 15%                     1000 shares
15% but less than 16%                     1300 shares
16% but less than 17%                     1600 shares
17% but less than 18%                     1900 shares
18% but less than 19%                     2200 shares
More than 19%                             2500 shares

The shares will not be registered and must be held indefinitely unless they are registered.

Automobile - You may retain your current arrangement.
----------

Country Club Membership - You may retain your current arrangement.
-----------------------

Protective Covenants - You acknowledge that proprietary information and trade
--------------------
secrets are the sole property of the company and MedicalControl.

Restriction on Soliciting Clients and Non-Compete - If we terminate you, with
-------------------------------------------------
the exception of termination for cause due to fraud, embezzlement or sexual harassment or abuse, we will pay you six months severance to be paid monthly. If you resign, you may not engage, participate, solicit or take away any clients of the company for a period of 6 months.

On behalf of Ward Hunt and the employees at MedicalControl, we look forward to a successful working relationship with you.

If you have any questions, please contact me.

Sincerely,


/s/ A. J. Rosmarin                              /s/  Dan Riston

A. J. Rosmarin
Executive Vice President
Chief Operating Officer

cc:   Ward Hunt